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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 30, 2001

                               eB2B COMMERCE, INC.
             (Exact name of registrant as specified in its charter)



  New Jersey                   0-10039                   22-2267658
    -------                    ---------                 ----------
(State or other          (Commission File No.)          (IRS Employer
jurisdiction of                                      Identification No.)
incorporation)
                                757 Third Avenue
                            New York, New York 10017
              (Address of Registrant's Principal Executive offices)
                                 (212) 703-2000
              (Registrant's telephone number, including area code)

                                 Not applicable
          (Former name or former address, if changed since last report)



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Item 9. Regulation FD Disclosure.
eB2B Commerce, Inc. (the "Company" or "eB2B") is furnishing this Current Report on Form 8-K with respect to disclosures to be made by management of the Company to certain institutional investors and current and prospective shareholders. The conversations, discussions and presentations will be made during the month of August 2001. Certain of the information that will be disclosed in the course of these presentations is set forth in this Report. The furnishing of this information is not intended to constitute a determination by the Company that this information is material or that the dissemination of this information is required by Regulation FD. In addition, the information provided in this Report is presented as of July 30, 2001 and the Company does not assume any obligation to update such information in the future.

FORWARD LOOKING STATEMENTS - This document contains forward-looking statements that reflect the current assumptions of eB2B and expectations regarding future events. While these statements reflect the Company's current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, but not limited to, the Company's limited operating history; the Company's ability to raise additional capital, if needed; the soundness of our business strategies relative to the perceived market opportunities; our ability to successfully develop, market, sell and improve our business to business transaction services to retailers, suppliers, buyers or sellers; our ability to compete effectively on price and support services; the risks associated with rapidly changing technologies, such as the internet; and our assessment of our specific vertical industry's need to become technology efficient. These factors and other risk factors are more fully discussed in the Company's filings with the Securities and Exchange Commission, which you are strongly urged to read. eB2B expressly disclaims any intent or obligation to update any forward-looking statements. When used in this Report, the words "believes," "estimated," "estimates," "expects," "expected," "anticipates," "may" and similar expressions are intended to identify forward-looking statements.

The Company recorded revenues of $1,679,000 for the second quarter of 2001 and $3,543,000 for the six-month period ending June 30, 2001. This compares to revenues of $1,590,000 for the second quarter of 2000 and $2,005,000 for the six-month period ended June 30, 2000. Revenue for the six-month period ended June 30, 2001 increased by 77% over the same six-month period in 2000. The results for the first half of 2001 reflect a full six months of DynamicWeb Enterprises, Inc. operations, as compared to approximately 2.5 months for the first six months of 2000. The revenue for the second quarter of 2001 was $185,000 or 10% less than the $1,864,000 revenue recorded in the first quarter 2000 due to the reorganization of the Company that eliminated business activities that eB2B believed would not be cash flow breakeven by the end of the year ending December 31, 2001 and a temporary slowdown in the training and educational services business segment during the second quarter.

Transaction processing revenue decreased $33,000 between the first and the second quarter of 2001 primarily due to cancellations of our service by approximately 250 inactive or very low volume suppliers.






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Effective January 1, 2001, suppliers who do not use the Company's service are being charged an annual subscription fee and a monthly hosting fee pursuant the Company's new pricing structure. As of June 30, 2001, the Company was connecting approximately 110 retail organizations and 1,250 supplier organizations within its trading communities. Also, professional services' revenue associated with the Company's transaction processing business decreased $54,000 as a result of the reorganization of the Company that eliminated certain types of services that would not be cash flow breakeven by the end of the fiscal year ending December 31, 2001. In addition, the training and educational services' revenue decreased $98,000 between the first and the second quarter of 2001 primarily due to the reduction of discretionary training spending by the Company's largest customers in this business segment. The Company believes that the training and educational services' revenue will recover to its previous level in the second half of 2001.

The Company's reported loss before interest, taxes, depreciation and amortization (EBITDA, which is defined as net loss adjusted to exclude: (1) depreciation and amortization, (2) stock related compensation and (3) interest, net) for the three months ended June 30, 2001 was $3,438,000 including a restructuring charge of $1,129,000 chiefly associated with the elimination of approximately 30 full-time positions or about 35% of the workforce. This reduction in the Company's labor expense coupled with additional cost cutting measures and the elimination of business activities expected not to contribute to cash flow breakeven by December 31, 2001, enacted by the Company during the quarter ended June 30, 2001 resulted in approximately $400,000 per month of operating expense reduction or approximately $4.8 million on an annualized basis.

This compares with an EBITDA loss for the three months ended June 30, 2000 of $4,192,000. The Company's reported EBITDA loss for the six-month period ended June 30, 2001 was $6,987,000 versus an EBITDA loss of $6,957,000 for the six-month period ended June 30, 2000.

The Company's net loss for the second quarter of 2001 was $10,113,000, or $0.59 per share, compared with a net loss of $18,324,000, or $1.59 per share, in the same period in 2000 and a net loss of $18,210,000, or $1.11 per share, for the six-month period ended June 30, 2001 compared to a net loss of $24,631,000, or $2.60 per share, for the six-month period ended June 30, 2000.

Other events related to the re-organization of the Company previously announced include the appointment of Richard S. Cohan as the new Chief Executive Officer of the Company replacing Alan Andreini who resigned earlier this month. Additionally, the Company previously announced the appointment of four new members of the board of directors including Harold S. Blue, Stephen L. Warner, Mark Reichenbaum and Bruce J. Haber. The board also appointed Richard S. Cohan as a member of the three person executive committee with Harold S. Blue and Peter J. Fiorillo, chairman and founder of the Company.

The Company's business strategy is to leverage its leadership position in business to business e-commerce transaction processing between retailers and their suppliers of finished products in order to establish eB2B as the premier provider of supply chain






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connectivity to retailers, wholesalers, suppliers and distributors. The Company maintains an electronic network for electronic transactions with no ownership interest in the front-end (i.e., retail management point of sale software system vendors) or back-end (i.e., enterprise application, legacy integration, or ERP systems) markets, unlike its competitors. With this strategy, the Company believes that it can better attract both front-end and back-end partners who may be more comfortable doing business with a non-competitive partner. The Company currently has retailer and supplier customers processing transactions in seven distinct industry markets. They are chain drug stores, sporting goods and golf, consumer electronics, home domestics, telecommunications, entertainment, and general merchandise.

Based upon internal projections, the Company expects to generate the following annual consolidated revenue: $7.5 to $8.5 million in 2001; $14.0 to $15.0 million in 2002; and $30.0 to $32.0 million in 2003. These estimates are based on an evaluation of the revenue opportunities for each of the Company's business units: transaction processing services, related professional and consulting services, and training and educational services. The Company believes that transaction processing services represent the greatest opportunity for growth and the Company anticipates revenue growing from $2.4 million in 2001 to $8.0 million in 2002 in that business unit; professional and consulting services revenue is expected to grow from $2.2 million in 2001 to $3.9 million in 2002; and training and educational services revenue is expected to grow from $2.9 million in 2001 to $3.1 million in 2002.

The fastest growth opportunity for the Company's transaction processing business unit is the continued implementation of its annual recurring revenue model based upon developing value-added transaction services and fostering transactions between the chain drug store, pharmacy and health care industry retailers and their suppliers. The Company believes it has identified a significant growth opportunity in this vertical industry with a market leadership position gained through market penetration of six major chain drug store retailers and over 500 of their suppliers. If the Company were able to attain a 15% market share of the 60,000 suppliers of the $160 billion domestic chain drug store retail market, after three years, the Company's revenue opportunity for this vertical market alone is estimated to be between $10.0 and $15.0 million per year, depending upon the mix of the transaction, subscription and hosting fees charged to trading partners. Although the other six industry markets referenced above represent additional revenue growth opportunities, the revenue growth in the chain drug store industry segment is most significant over the next two years.

Although the Company believes that it has identified potential growth opportunity in the chain drug store market, the Company has not investigated this potential opportunity in sufficient detail to make an assessment as to its ability to penetrate this market. There can be no assurance that the Company would be able to attain 15%, or any percent, of the chain drug store market and, accordingly, the impact of potential revenue from this source has not been taken into consideration in any material respect in calculating the revenue projections set forth in the preceding paragraph.





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Based upon internal projections, recurring EBITDA is expected to be a loss of
$8.5 million in 2001; and positive EBITDA of $2.0 to $4.0 million in 2002; $3.0 to $6.0 million in 2003.

There can be no assurances that the Company can achieve the financial results described above. Reference is made to "Forward Looking Statements" above as well as the Company's July 30, 2001 earnings release for the second quarter 2001 incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               eB2B COMMERCE, INC.


               By: /s/ Peter J. Fiorillo
                  ------------------------------------------
               Name: Peter J. Fiorillo
               Title: Chairman, Chief
               Financial Officer and Secretary


Dated: July 30, 2001